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EXHIBIT 99

CAUTIONARY STATEMENTS

The statements contained in this Quarterly Report on Form 10-Q include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). When used in this Form 10-Q and in future filings by the Company with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of one of our executive officers, the words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The following discussion contains certain cautionary statements regarding our business that investors and others should consider. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, we are not undertaking to address or update each factor in future filings or communications regarding our business or results, and are not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected our past, as well as current, forward-looking statements about future results. Our actual results in the future may differ materially from those expressed in prior communications.

Health Care Costs.  We use a large portion of our revenue to pay the costs of health care services or supplies delivered to our customers. Total health care costs are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we base the premiums we charge on our estimate of future health care costs over the fixed premium period, competition, regulations and other factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, medical cost inflation, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. In addition, the financial results we report for any particular period include estimates of claims incurred that have not yet been received or processed. Because of these estimates, our earnings may be adjusted later to reflect the actual costs. Relatively small changes in medical costs as a percentage of premium revenues or our inability to properly estimate future health care costs over fixed premium periods, because of the narrow margins of our health plan business, can create significant changes in our financial results.

Industry Factors.  The managed care industry receives significant negative publicity and has been the subject of large jury awards. This publicity has been accompanied by increased litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products and services, and may increase the regulatory burdens under which we operate, further increasing our costs of doing business and adversely affecting our profitability.

Competition.  In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in these markets are not substantial, so the addition of new competitors can occur relatively easily, and consumers enjoy significant flexibility in moving to new providers of health and well being services. Certain of our customers may decide to perform for themselves functions or services we provide, which would decrease our revenues. Certain of our contracted physicians and other health care providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical, medical device and health information systems industries. To the extent that there is strong competition or that competition intensifies in any market, our ability to retain or increase customers or physicians and other health care providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

AARP Contract.  Under our long-term contract with AARP, we provide Medicare Supplement and Hospital Indemnity health insurance and other products to AARP members. As of September 30, 2001, our portion of AARP's insurance program represented approximately $3.6 billion in annual net premium revenue from approximately 3.5 million AARP members. The success of our AARP arrangement will depend, in part, on our ability to service these customers, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of our arrangement with AARP.

Medicare Operations.  In response to medical cost increases that exceeded reimbursement rate growth, we have withdrawn our Medicare product offerings from a number of counties and filed significant benefit adjustments. These and other actions have reduced Medicare enrollment and may result in further withdrawals of Medicare product offerings, when and as permitted by our contracts with the Centers for Medicare and Medicaid Services ("CMS"). We are precluded from re-entering the counties from which we have withdrawn our Medicare+Choice product offerings until two years after the respective effective date of withdrawal.

We will continue to offer Medicare products in strong and economically viable markets. However, our ability to improve the financial results of our Medicare operations will depend on a number of factors, including future premium increases, growth in markets where we have achieved sufficient size to operate efficiently, benefit design, physician and other health care provider contracting and other factors. There can be no assurance that we will be able to successfully prevent future losses on our Medicare operations.

Government Programs and Regulation.  Our business is heavily regulated at federal, state, local and international levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability in federal and state court for coverage determinations, contract interpretation and other actions. We must obtain and maintain regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could adversely affect our revenue or could increase our costs. We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under such programs. Such changes have adversely affected our financial results and willingness to participate in such programs in the past and may also do so in the future.

State legislatures and Congress continue to focus on health care issues. Congress is considering various forms of Patients' Bill of Rights legislation that, if adopted, could fundamentally alter ERISA's treatment of liability for noncompliance, fiduciary breach of contract and improper coverage denials. Other bills and regulations at state and federal levels may impact certain aspects of our business including physician and other health care provider contracting, claims payments and processing, confidentiality of health information and government-sponsored programs. While we cannot predict if any of these initiatives will ultimately become binding law or regulation, or if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for a loss of business to new health care funding arrangements. Further, as our businesses continue to implement their e-commerce initiatives, uncertainty surrounding the regulatory authority and requirements in this area will make it difficult to ensure compliance.

We are also subject to various governmental reviews, audits and investigations. Such oversight could result in the loss of licensure or the right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by the CMS, state insurance departments and state attorneys general, the Office of Personnel Management, the Office of the Inspector General and U.S. Attorneys.

Our operations are conducted through our wholly owned subsidiaries, which include health maintenance organizations and insurance companies. These companies are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital, as defined by each state, and may restrict the timing and amount of dividends and other distributions that may be paid to their respective parent companies. Generally, the amount of dividend distributions that may be paid by our regulated subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity's level of statutory net income and statutory capital and surplus.

Physician, Hospital and Other Health Care Provider Relations.  One of the significant techniques we use to manage health care costs and facilitate care delivery is contracting with physicians, hospitals and other health care providers. Because our health plans are geographically diverse and most of those health plans contract with a large number of these providers, we currently believe our aggregate exposure to provider relations issues is limited. A number of organizations are advocating for legislation that would exempt certain of these providers from federal and state antitrust laws, the adoption of which could impact this assessment. In any particular market, these providers could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, those activities could adversely affect our ability to market products or to be profitable in those areas.

Litigation and Insurance.  We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including securities fraud, and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include: claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competition and unfair business activities; disputes over compensation and termination of contracts including those with physicians and other health care providers; disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements; disputes over copayment calculations; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance. A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of all of our managed care customers and network physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974 and the Racketeer Influenced Corrupt Organization Act. While

we believe these suits against us are without merit and we intend to defend our position vigorously, we will incur expenses in the defense of these matters and we cannot predict their outcome.

Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

Information Systems.  Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Department of Labor's claim processing regulations may require changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our acquisition activities, we have acquired additional systems and have been taking steps to reduce the number of systems and have upgraded and expanded our information systems capabilities. Failure to maintain effective and efficient information systems could cause the loss of existing customers, difficulty in attracting new customers, issues in determining medical cost estimates, customer and physician and other health care provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

Administrative and Management.  Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. While we attempt to effectively manage expenses, staff-related and other administrative expenses may arise from time to time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. These expense increases are not clearly predictable and may adversely affect results. Further, we believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. Loss of certain key employees or a number of managers or technical staff could adversely affect our ability to administer and manage our business.

Marketing.  We market our products and services through both employed sales people and independent sales agents. Although we have many sales employees and agents, the departure of certain key sales employees or agents or a large subset of these individuals could impair our ability to retain existing customers. In addition, certain of our customers or potential customers consider rating, accreditation or certification of us by various private or governmental bodies or rating agencies necessary or important. Certain of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, such rating accreditation or certification, which could adversely affect our ability to obtain or retain business with these customers.

Acquisitions and Dispositions.  We have an active ongoing acquisition and disposition program under which we may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These transactions may entail certain risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or increased efforts to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs or customer confusion or dissatisfaction.

Data and Proprietary Information.  Many of the products that are part of our knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in our databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of our database-related products would be adversely and materially affected. Furthermore, the use of individually identifiable data by our businesses is regulated at federal, state and local levels. These laws and rules are changed frequently by legislation or administrative interpretation. These restrictions could adversely affect revenues from certain of our products or services and, more generally, affect our business, financial condition and results of operations.

There are various recently adopted state laws that address the use and maintenance of individually identifiable health data. Most enact privacy provisions from the federal Gramm-Leach-Bliley Act. Additionally, new federal regulations promulgated pursuant to HIPAA are now effective with compliance required by April 2003. Compliance with these proposals and new regulations could result in cost increases due to necessary systems changes and the development of new administrative processes and may impose restrictions on our use of patient data. The success of our knowledge and information-related businesses also depends significantly on our ability to maintain proprietary rights to our databases and related products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. We cannot assure that these legal protections and precautions will prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation could have an adverse effect on the ability of our knowledge and information-related businesses to market and sell its products and on our business, financial condition and results of operations.

Financial Outlook.  From time to time in press releases and otherwise, we may publish forecasts or other forward-looking statements regarding our future results, including estimated revenues or net earnings. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risks and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. Current and potential shareholders are cautioned not to base their entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective results of operations.

Stock Market.  The market prices of the securities of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. We cannot assure the level or stability of the price of our securities at any time or the impact of the foregoing or any other factors on such prices.

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CAUTIONARY STATEMENTS